XL Capital Ltd
XL House One Bermudiana Road Hamilton HM 08 P.O. Box HM 2245 Hamilton HM JX Bermuda

Phone (441) 292 8515 Fax (441) 292 5280

Press Release

Contact:	David R. Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294-7290

XL CAPITAL ANNOUNCES PRELIMINARY LOSS ESTIMATES FOR CHILEAN EARTHQUAKE AND EUROPEAN
WINDSTORM XYNTHIA

HAMILTON, BERMUDA – March 17, 2010 – XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today announced preliminary net loss estimates for the earthquake in Chile and European Windstorm Xynthia.

The Company’s preliminary loss estimates related to the Chilean Earthquake, pretax and net of reinsurance and reinstatement premium, range from approximately $140 million to $205 million, of which $75 million to $85 million is attributable to the insurance segment and $65 million to $120 million to the reinsurance segment.

XL’s preliminary loss estimates related to Windstorm Xynthia, pretax and net of reinsurance and reinstatement premium, range from approximately $20 million to $25 million, and the Company expects that these losses will be borne almost exclusively by the reinsurance segment.

The Company’s estimates are based on its review of individual treaties and policies expected to be impacted and client data received to date and has taken into account current total insured market loss estimates, both from published sources and the Company’s internal analysis. These preliminary loss estimates correspond to expected insured market losses in the range of $6 billion to $8 billion for the earthquake in Chile and $1.5 billion to $3 billion for Windstorm Xynthia. Given there is currently a wide range of estimates for the extent of total economic and insured industry losses, the Company’s loss estimates involve the exercise of considerable judgment and are accordingly subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.

XL’s Chief Executive Officer, Mike McGavick, commented, “Our thoughts are with all of those impacted by these recent catastrophic events. Based on our early reviews of losses on an industry and regional basis, we believe our estimated loss exposures demonstrate the effectiveness of the underwriting processes and risk management culture we have built at XL. In particular, we have prudently managed our net retentions across both the insurance and reinsurance segments.”

XL Capital Ltd, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises on a worldwide basis. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements about the estimated impact of the Chilean Earthquake and Windstorm Xynthia. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss related to the Chilean Earthquake and Windstorm Xynthia and the other factors set forth in XL’s reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.